EXHIBIT NO. 9(C)

                      FORM OF SUB-ADMINISTRATION AGREEMENT

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                          SUB-ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of the 3rd day of September, 1997 by and between ROGER ENGEMANN & ASSOCIATES, INC., a California corporation ("REA"), and PHOENIX EQUITY PLANNING CORPORATION, a Connecticut corporation (the "Administrator").

                                   WITNESSETH

         WHEREAS, the Administrator provides administrative services to the Phoenix-Engemann Funds (the "Trust"), a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to an Administration Agreement dated September 3, 1997; and

         WHEREAS, the Administrator desires to retain REA to render certain sub-administrative services to each series of the Trust listed on Appendix A hereto, as the same may be amended from time to time (each, a "Fund" and collectively, the "Funds"), and REA is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Administrator hereby appoints REA as a Sub-Administrator on the terms set forth in this Agreement. REA accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Duties as Sub-Administrator. Subject to the supervision and direction of the Administrator, REA, as Sub-Administrator, will assist in supervising various aspects of the Fund's administrative operations and undertakes to perform the following services on a regular basis which shall be daily, weekly or as otherwise appropriate, unless otherwise specified by the Administrator, the Trust, or the Funds:

            (a) preparing any or all tax returns, securities, filings, periodic financial reports, prospectuses, statements of additional information, shareholder reports and other regulatory reports that are required of the Funds;

            (b) issuing correspondence to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations or regular statements of account);

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            (c)  mailing shareholder reports and prospectuses pursuant to requests of shareholders;

            (d) providing assistance and personnel necessary to maintain each Fund's qualification and/or registration to sell shares in each state where the Administrator has determined such qualification and/or registration to be advisable; and

            (e) providing Fund accounting services, including without limitation furnishing assistance and personnel necessary to price the portfolio securities of each Fund, calculate each Fund's net asset value for purposes of reporting to the public and other purposes, and prepare and maintain the books and records with respect to the Fund's investment portfolio as required by applicable laws.

         3. Standard of Care. REA shall be under no duty to take any action on behalf of the Trust, the Funds or the Administrator except as specifically set forth herein or as may be specifically agreed to by REA in writing. In the performance of its duties hereunder, REA shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or of any other provision of this Agreement, REA shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond REA's control.

         4. Reliance Upon Instructions. The Administrator agrees that REA shall be entitled to rely upon any instructions, oral or written, actually received by REA and shall incur no liability to the Administrator in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from an officer of the Administrator or any other person duly authorized by the Administrator to give oral or written instructions on behalf of the Administrator.

         5. Confidentiality. REA agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Administrator, the Funds and the Trust, and all prior, present or potential Shareholders of the Fund, except after prior notification to, and approval of release of information in writing by, the Trust or the Administrator, which approval shall not be unreasonably withheld, and may not be withheld where REA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Administrator or the Trust.

         6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond REA's control which render the performance of REA's functions under this Agreement impossible, REA shall take reasonable steps to minimize service

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interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

         7. Independent Contractor. REA shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Administrator, the Trust or the Funds in any way, or in any way be deemed an agent for the Administrator, the Trust or for the Funds. It is expressly understood that performance under this Agreement by REA does not limit or expand the duties and responsibilities of REA, as each Fund's Manager under the Investment Management Agreement dated September __, 1997.

         8. Compensation.

            (a) As compensation for the services rendered by, and responsibilities assumed by, REA during the term of this Agreement, the Administrator will pay to REA a sub-administration fee in an amount equal to the per annum rate of each Fund's average daily net assets as follows:

            0.60% of the value of net assets up to and including $50,000,000;
            and

            0.50% of the value of net assets over $50,000,000 up to and including $500,000,000; and

            0.40% of the value of net assets over $500,000,000 up to and including $625,000,000; and

            0.30% of the value of net assets over $625,000,000.

            (b) The sub-administration fee shall be accrued daily by the Administrator and paid to REA upon request.

         9. Indemnification. The Administrator agrees to indemnify and hold harmless REA from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which REA takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Administrator, the Trust or the Funds or
(ii) upon oral or written instructions from an officer of the Administrator, the Trust or the Funds, provided, that REA shall not be indemnified against any liability to the Administrator (or any expenses incident to such liability) arising out of REA's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

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REA agrees to indemnify and hold harmless the Administrator and its officers and directors from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange
Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which REA takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given by an officer of the Administrator, the Trust or the Funds or arising out of REA's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         10. Duration and Termination. This Agreement shall continue until December 31, 1997 unless terminated earlier by the Administrator or REA on 60 days' written notice to the other. This Agreement may be terminated as to one or more of the Funds without affecting its validity to any other Fund as to which it is not terminated. All notices and other communications hereunder shall be in writing.

         11. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

         12. Books and Records. REA agrees that all records which it maintains for each Fund are the property of such Fund, and REA will surrender promptly to such Fund or the Administrator any such records upon the Fund's or the Administrator's request. REA further agrees to maintain and preserve any such records for the periods prescribed under the Rules promulgated under the 1940 Act.

         13. Miscellaneous.

            (a) This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

            (b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

            (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

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            (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            (e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

            (f) This Agreement may not be assigned without the mutual consent of the parties.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.



                                       ROGER ENGEMANN & ASSOCIATES, INC.


                                       By: ____________________________
                                           Roger Engemann,
                                           President


                                       PHOENIX EQUITY PLANNING CORPORATION


                                       By: ____________________________
                                           Name: ______________________
                                           Title: _____________________


                              Appendix A attached.


13593.01

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                                   APPENDIX A


List of Funds subject to Sub-Administration Agreement:

1.  The Phoenix-Engemann Growth Fund
2.  The Phoenix-Engemann Balanced Return Fund
3.  The Phoenix-Engemann Nifty Fifty Fund
4.  The Phoenix-Engemann Global Growth Fund
5.  The Phoenix-Engemann Small & Mid-Cap Growth Fund
6.  The Phoenix-Engemann Value 25 Fund